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                                                                    Exhibit 12.1

                       RATIO OF EARNINGS TO FIXED CHARGES


                                    FOR THE NINE
                                          MONTHS
                                           ENDED                       FOR THE YEAR ENDED MAY 31,
                                    FEBRUARY 29,      ------------------------------------------------------------
                                            2004         2003(1)      2002(2)      2001       2000        1999
                                     ------------     ------------------------------------------------------------
Ratio of Earnings to Fixed Charges          5.70            2.28         4.03        2.33        2.19        4.75
Income Before Income Tax                 137,850          47,853      154,124     101,487      71,761     159,597
                                     ------------     ------------------------------------------------------------

Fixed Charges:
     Interest expense                     22,268          28,149       42,558      68,885      54,436      37,661
     Amortized debt expense                1,341           1,044          639         617         321         197

     Operating lease, estimated
     interest (one-third of net
     rental expense                        5,727           8,100        7,700       6,841       5,728       4,645
                                     ------------     ------------------------------------------------------------
         Total Fixed Charges              29,337          37,294       50,897      76,343      60,485      42,503
                                     ------------     ------------------------------------------------------------


(1) Excluding the impact of the $140 million asbestos charge, the ratio of earnings to fixed charges would have been 6.04 for the fiscal year ended May 31, 2003. The effect of removing the impact of the $140 million asbestos charge from published results is as follows:


                                                                               5/31/03
                                                                             -----------
Published Pretax Income                                                          47,853
Reverse: Asbestos Charge                                                        140,000
                                                                             -----------
Adjusted Pretax Income                                                          187,853

Fixed Charges (per above)                                                        37,294
                                                                             -----------

Pretax plus Fixed Charges                                                       225,147


Ratio of Earnings to Fixed Charges, excluding asbestos charge                      6.04
                                                                             -----------


(2) RPM adopted Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangibles Assets," effective June 1, 2001, which resulted in a reduction of amortization expense for the year ended May 31, 2002 by approximately $24 million. Had the company not adopted the required accounting change, the ratio of earnings to fixed charges would have been 3.56. The effect of removing the impact of SFAS No. 142 from published results is as follows:


                                                                              5/31/02
                                                                             ----------
Published Pretax Income                                                        154,124
Reverse: SFAS No. 142 Adjustments                                              (23,810)
                                                                             ----------
Adjusted Pretax Income                                                         130,314

Fixed Charges (per above)                                                       50,897
                                                                             ----------

Pretax plus Fixed Charges                                                      181,211

Ratio: Earnings to fixed charges, net of SFAS No. 142                             3.56
                                                                             ----------
